Exhibit 99.1
ShopNBC Announces Agreement to Restructure GE Preferred Stock
Company Approves Stock Buyback
Minneapolis, MN — Wednesday, February 25, 2009 — ShopNBC (Nasdaq: VVTV), the premium lifestyle brand in electronic retailing, today announced an agreement with GE to restructure and extend its $44.3 million payment obligation under the Series A Redeemable Convertible Preferred Stock, currently held by GE and scheduled to mature in the spring of 2009.
As part of the agreement, GE agreed to exchange all of its Series A Redeemable Convertible Preferred Stock for the following:
•	An upfront cash payment of $3.4 million;

•	4.9 million shares of a new series of non-convertible redeemable preferred stock with a redemption amount of $40.9 million and a 12% dividend rate, payable in 2013 and 2014;

•	Repayment of the preferred stock is scheduled for 30% in 2013 and the remainder in 2014 with accelerated payments possible only if ShopNBC generates excess cash above agreed upon thresholds; and

•	Warrants to purchase 6 million shares of the company’s common stock at $0.75 per share.
“We are very pleased to have reached an agreement to extend our payment obligation by five years,” said John Buck, ShopNBC’s Chairman of the Board. “This transaction gives us the necessary time, flexibility, and financial resources to execute the turnaround of our business.”
The company also announced its board of directors authorized a common stock buyback of up to $1.5 million over the next 12 months. The timing and amount of any repurchases will be determined by management based on an evaluation of market conditions and other factors. The buyback will be funded through existing cash balances.
About ShopNBC
ShopNBC is a multi-channel electronic retailer operating with a premium lifestyle brand. The shopping network reaches 72 million homes in the United States via cable affiliates and satellite: DISH Network channels 134 and 228 and DIRECTV channel 316. www.ShopNBC.com is recognized as a top e-commerce site. ShopNBC is owned and operated by ValueVision Media (NASDAQ: VVTV). For more information, please visit www.ShopNBC.com/IR.
Forward-Looking Information
This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer spending and debt levels; interest rates; competitive pressures on sales, pricing and gross profit margins; the level of cable and satellite distribution for the company’s programming and the fees associated therewith; the success of the company’s e-commerce and new sales initiatives; the success of its strategic alliances and relationships and turnaround efforts; the ability of the company to manage its operating expenses successfully; the ability of the Company to establish and maintain acceptable commercial terms with third party vendors and other third parties with whom the Company has contractual relationships; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting the company’s operations; the timing and terms of the contemplated stock buyback; and the ability of the company to obtain and retain key executives and employees. More detailed information about those factors is set forth in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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Contacts:
Frank Elsenbast
Chief Financial Officer
952-943-6262
Anthony Giombetti
Media Relations
612-308-1190